Exhibit 99.1

SEAWORLD ENTERTAINMENT, INC. ANNOUNCES DENISE GODREAU JOINS THE COMPANY AS CHIEF MARKETING OFFICER

ORLANDO, Fla., Jan. 4, 2017 – SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced that Denise Godreau has joined the company as Chief Marketing Officer. Godreau brings extensive industry experience in driving global brand strategy, digital marketing and technology, and revenue generation.

"We are looking forward to the leadership and experience Denise brings to our marketing team," said Joel Manby, President and Chief Executive Officer of SeaWorld Entertainment, Inc.  "She will be focused on driving increased visitation and communicating the company brand in a meaningful way to help us deliver on our strategic business plan."

Denise Godreau has been a senior executive in notable companies in hospitality and entertainment for more than 20 years. She has worked at Fortune 500 and startup companies, in the US and abroad, developing a deep understanding of the global consumer and marketplace.

Denise served as a senior executive at Disney Parks for more than a decade, where she was responsible for strategies driving attendance and occupancy for all theme parks, water parks, and hotels for Walt Disney World Resort. Following her successful career at Disney, Denise joined a start-up team to create a new online university (Brandman University in Southern California), and later, a new mega resort (Baha Mar) in Nassau, Bahamas. Earlier in her career, Denise worked for the international divisions of Procter & Gamble, Pizza Hut and Blockbuster Entertainment.

Denise has a Bachelor of Science in economics from the Wharton School at the University of Pennsylvania, and a Master of Business Administration from Harvard Business School.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment Inc., (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 29,000 animals in need over the last 50 years.

The company owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens® and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of over 800 species of animals. The company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about the company can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

Contacts:

Investor Relations Inquiries:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media Inquiries:

Aimée Jeansonne Becka

Vice President of Public Relations

Aimee.Jeansonne-Becka@SeaWorld.com